Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-4 (File No. 333-34641);

(2)	Registration Statement on Form S-8 (File No. 33-82282);

(3)	Registration Statement on Form S-3 (File No. 333-113782);

(4)	Registration Statement on Form S-3 (File No. 333-116107);

(5)	Registration Statement on Form S-8 (File No. 333-124676); and

(6)	Registration Statement on Form S-8 (File No. 333-127481).

of our reports dated March 12, 2007, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and effectiveness of internal control over financial reporting of Miller Industries, Inc. and subsidiaries, which appear in this Form 10-K.

/s/ Joseph Decosimo and Company, PLLC

Chattanooga, Tennessee
March 12, 2007